Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. TO BEGIN

Trading on New York Stock Exchange

Fort Lauderdale, FL, November 20, 2013—Universal Insurance Holdings, Inc. (“Universal” or the “Company”) (NYSE MKT: UVE) announced today that it will transfer the listing of its common stock from NYSE MKT to the New York Stock Exchange (“NYSE”) effective with the start of trading on December 3, 2013. The Company’s common stock will continue to trade under its existing ticker symbol “UVE” on the NYSE. The Company’s common stock will continue to trade on the NYSE MKT until the transfer is complete.

Chairman, President and CEO Sean Downes commented, “Our listing on the NYSE marks another significant milestone in what has been a transformative year for our Company. With a growing national footprint and expanding product portfolio, as well as a new generation of leadership, Universal is well positioned to drive value for our shareholders. As the Company continues to execute its strategy for growth, we believe that our transfer to the NYSE will enhance our visibility to institutional and retail shareholders and access to the capital markets.”

“Universal has continuously made great progress since its listing on NYSE MKT, and we look forward to a continued partnership with the Company and its shareholders as they transition to our NYSE platform,” said Scott Cutler, Executive Vice President, Head of Global Listings, NYSE Euronext. “This is an excellent example of a growth oriented company that will continue to leverage NYSE’s advanced and innovative market model.”

About Universal Insurance Holdings, Inc. Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,”

“anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended September 30, 2013.

Investor Contact:

Andy Brimmer / Steve Frankel / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-335-4999